UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2019

SURFACE ONCOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38459	46-5543980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hampshire Street, 8th Floor Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 714-4096

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value	SURF	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement

On November 22, 2019, Surface Oncology, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan and Security Agreement”) with K2 HealthVentures LLC (together with any other lender from time to time party thereto, the “Lenders”), K2 HealthVentures LLC, as administrative agent for Lenders, and Ankura Trust Company, LLC, as collateral agent for Lenders. Under the Loan and Security Agreement, the Lenders will extend up to $25.0 million to the Company, consisting of a first tranche of $7.5 million following the closing, and two subsequent tranches totaling $17.5 million upon the achievement of certain financial and clinical milestones.

The Loan and Security Agreement contains customary representations and warranties, events of default and affirmative and negative covenants, including covenants that limit or restrict the Company’s ability to, among other things, dispose of assets, make changes to the Company’s business, management, ownership or business locations, merge or consolidate, incur additional indebtedness, pay dividends or other distributions or repurchase equity, make investments, and enter into certain transactions with affiliates, in each case subject to certain exceptions. As security for its obligations under the Credit Agreement, the Company granted the Lender a first priority security interest on substantially all of the Company’s assets (other than intellectual property), and subject to certain exceptions.

The facility carries a 48-month term with interest only payments for approximately 19 months, which can increase to up to approximately 33 months upon achievement of certain financial and clinical milestones. The Term Loan will mature in December 2023 and bears an interest rate of the greater of (i) 8.65% and (ii) the sum of (A) the prime rate last quoted in The Wall Street Journal (or a comparable replacement rate if The Wall Street Journal ceases to quote such rate) and (B) 3.90%. The Term Loan is subject to mandatory prepayment provisions that require prepayment upon the occurrence of bankruptcy or an insolvency event.

In addition, the Lenders may elect at any time following the closing prior to the payment in full of the loans under the Loan and Security Agreement to convert any portion of the principal amount of the loans then outstanding into shares of common stock, par value $0.0001 per share, of the Company, in an amount up to $4 million, at a conversion price of $1.56 (the “Conversion Shares”), subject to specified limitations if necessary to comply with the rules of the Nasdaq Global Market.

The Loan and Security Agreement also provides the Lenders with certain registration rights with respect to the Conversion Shares. Pursuant to the terms of the Loan and Security Agreement, the Company is obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the Shares for resale upon request of the Lenders.

The above description of the Loan and Security Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan and Security Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 is hereby incorporated by reference in this Item 2.03.

Item 7.01	Regulation FD Disclosure

On November 25, 2019, the Company issued a press release announcing the closing of the Loan and Security Agreement. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K. The information in Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Exhibits

10.1	Loan and Security Agreement, dated November 22, 2019, by and among Surface Oncology, Inc. and, K2 HealthVentures LLC and Ankura Trust Company, LLC †

99.1	Press Release issued by the Company on November 25, 2019, furnished hereto.

†	Certain portions of this exhibit have been omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Surface Oncology, Inc.

Date: November 25, 2019	By:	/s/ J. Jeffrey Goater
J. Jeffrey Goater
President and Chief Executive Officer